UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): December 10, 2012

SEQUENOM, INC.

(Exact Name of Registrant as Specified in Charter)

DELAWARE	000-29101	77-0365889
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

3595 JOHN HOPKINS COURT

SAN DIEGO, CALIFORNIA 92121

(Address of Principal Executive Offices)

(858) 202-9000

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On December 10, 2012, William Welch was promoted to the position of President and Chief Operating Officer, effective immediately. A copy of the press release announcing the promotion of Mr. Welch is attached hereto as Exhibit 99.1.

Mr. Welch, age 51, joined us in January 2011 as our Senior Vice President, Diagnostics, where he has overseen our commercial operations in connection with the October 2011 launch of our MaterniT21 testing service.

Prior to joining us, Mr. Welch was a consultant to molecular diagnostic companies in the personalized medicine sector. From August 2005 to September 2009, Mr. Welch was Senior Vice President and Chief Commercial Officer at Monogram Biosciences, a bioscience laboratory services company. Before joining Monogram Biosciences, Mr. Welch was Vice President of Sales and Marketing at La Jolla Pharmaceuticals and Vice President of Global Marketing with Dade Behring MicroScan. Mr. Welch entered the healthcare field with Abbott Laboratories where he held progressive management positions, including General Manager. Mr. Welch holds a B.S. in Chemical Engineering from the University of California at Berkeley and received his M.B.A. from Harvard University.

In connection with his promotion to the position of President and Chief Operating Officer, Mr. Welch’s annual base salary was increased from $350,000 to $400,000, and his target annual bonus was increased from 40% to 50% of his base salary. Additionally, on December 10, 2012 Mr. Welch was granted options to purchase 87,500 shares of our common stock at an exercise price per share equal to $4.72 (the closing price of our common stock on December 10, 2012) and restricted stock units covering 43,750 shares of our common stock. The shares subject to the options vest over four years, with 1/48th of the shares vesting each month in equal installments. The shares subject to the restricted stock units vest in four annual installments beginning on the first anniversary of the grant date.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

99.1	Press Release of Sequenom, Inc. dated December 11, 2012.

2.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SEQUENOM, INC.

Date: December 13, 2012	By:	/s/ Bill Bowen
Bill Bowen
Senior Vice President and General Counsel

3.